Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R §§ 200.80(b)4, AND 240.24b-2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and entered into effective as of March 7, 2007 (the “Effective Date”), by and between Atlantic Healthcare (UK) Limited (registered number 6025726), whose registered office is MoFo Notices Limited, 7th Floor, City Point, One Ropemaker Street, London EC2Y 9AW (proposed to be renamed [***] Limited) (“Atlantic”) and Isis Pharmaceuticals, Inc., having principal offices at 1896 Rutherford Road, Carlsbad, CA 92008 (“Isis”).   Atlantic and Isis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Isis wishes to license to Atlantic the drug known as Alicaforsen (also known as ISIS 2302) so that Atlantic may develop and commercialize Alicaforsen Products, on the terms set forth below;

WHEREAS, Isis wishes to collaborate with Atlantic to discover, develop, and commercialize Second Generation ICAM-1 Products (as defined below);

WHEREAS, Isis is willing to grant Atlantic a license to develop and commercialize Second Generation ICAM-1 Products on the terms set out below;

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in Appendix 1.

ARTICLE 2 -
ALICAFORSEN GRANT OF RIGHTS

Section 2.1      Alicaforsen License Grant.

2.1.1       Subject to the terms and conditions of this Agreement, Isis hereby grants to Atlantic:

(i)            an exclusive, worldwide license under the Alicaforsen Patents and the ICAM-1 Specific Patents solely to develop, make, have made, use, sell, offer for sale, have sold and import Alicaforsen API and Alicaforsen Products. The license granted to Atlantic under this Section 2.1.1(i) is sublicensable only in connection with a license of rights to an Alicaforsen Product to a Third Party for the continued development, manufacture and commercialization of that Alicaforsen Product in accordance with the terms of this Agreement; and

(ii)           a non-exclusive, worldwide license under the Excluded Manufacturing IP solely to make and have made Alicaforsen API. The license granted to Atlantic under this Section 2.1.1(ii) is sublicensable to a Third Party for the manufacture of Alicaforsen API in accordance with the terms of this Agreement.

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2.1.2       The Parties agree that Atlantic shall have no right to exercise the license right granted to it under Section 2.1.1(ii) to make and have made Alicaforsen API unless and until it is permitted to do so under the terms of the Manufacturing Agreement.

Section 2.2      Data Transfer.

2.2.1       Promptly after the Effective Date, Isis will transfer and assign to Atlantic all of Isis’ right, title and interest in and to (i) the Regulatory Documentation, data, results and information related to testing and studies of Alicaforsen (including clinical data, analytical test results and non-clinical pharmacology and safety data) in the possession of Isis on the Effective Date to the extent such data, results and/or information is necessary for the continued development and commercialization of Alicaforsen Products (“Isis Data”), and (ii) the know how which is owned by or licensed to Isis at the Effective Date that relates to the formulation of Alicaforsen Product from Alicaforsen API, but excluding the Excluded Manufacturing IP (the “Isis Manufacturing Know How”).

ARTICLE 3 -
ALICAFORSEN PRODUCT DEVELOPMENT

Section 3.1      Development/Commercialization/Regulatory Responsibilities.  Unless Isis exercises its reversion rights under Section 11.2, Atlantic is fully responsible for the continued development and commercialization of Products and undertakes to Isis to use Commercially Reasonable Efforts to develop Products for all commercially reasonable indications, including Alicaforsen Products for the treatment of pouchitis and to make its First Commercial Sale of an Alicaforsen Product for the treatment of pouchitis in the USA as soon as practicable.  Atlantic hereby assumes all regulatory responsibilities in connection with Products, including sole responsibility for all Regulatory Documentation and for obtaining all Regulatory Approvals.  Atlantic will comply with all Applicable Laws in connection with the development and commercialization of Products.

Section 3.2      Joint Development Committee.

3.2.1       To promote the successful development of the Products, the Parties will establish a Joint Development Committee (the “JDC”) which will be comprised of one Isis representative and one or more representatives of Atlantic (“Committee Members”).  A Party may replace any of its Committee Member(s) by notice to the other Party.  Each Committee Member shall be appropriately qualified and experienced in order to make a meaningful contribution to JDC meetings.  The purpose of the JDC is to provide a forum for the Parties to share information and knowledge on the on-going research and development of the Alicaforsen Products, including sharing scientific direction and data, discussing the current development and regulatory status of Alicaforsen Products, discussing regulatory or quality assurance issues in relation to the Alicaforsen API and coordinating the conduct of the Second Generation ICAM-1 Research Program in accordance with the Agreement.  The JDC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the and in furtherance of the successful marketing of Alicaforsen Products.  The JDC shall meet at Isis’ corporate offices located in Carlsbad, California, USA where such meeting is not held by video-conference or telephone conference, as often as the Committee Members may determine but in any event not less than once per calendar quarter.  Each JDC meeting shall be chaired by a Committee Member nominated by Atlantic.

3.2.2       The JDC will continue in existence for three years after the Effective Date or until completion of the Second Generation ICAM-1 Research Program, which ever is the later, subject to extension by mutual agreement of the Parties.

Section 3.3      Safety Database.

3.3.1       Isis maintains a database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Database”).  In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis compounds, Atlantic will cooperate in connection with populating the Isis Database.  Atlantic will promptly provide Isis with copies of toxicology, pharmacokinetic and serious adverse event reports related to each Alicaforsen Product.  In addition, in connection with any reported serious adverse event, Atlantic will provide Isis (promptly following such event and prior to any communication with a Regulatory Authority or ethics committee) in a mutually acceptable format, the following patient data where it is reasonably available to Atlantic once informed of a serious adverse event and any other data Atlantic reasonably deems relevant to the Isis Database: (a) basic statistics (including age, race, gender, weight, height); (b) medical history; (c) concurrent medication usage; (d) particulars of the event (verbatim term, MedDRA term & system organ class, onset date, resolution date, relation to Alicaforsen Product, severity/seriousness, outcome); (e) dosing history (dates, quantity of Alicaforsen Product administered, method of administration); (f) chemistry and hematology lab tests; and (g) ocular pressure.  For clarity, Atlantic shall be responsible for all safety and/or pharmacovigilance matters relating to or arising from the development and commercialization of the Alicaforsen Products and for making all adverse event reports to the relevant Regulatory Authorities at the times and in the manner it deems appropriate to comply with all Applicable Laws.

Section 3.4      Reports. Atlantic agrees to keep Isis informed with respect to activities and progress with the further development and commercialization of Alicaforsen Products, and agrees to provide to the JDC every six months a summary of such activities and progress.

Section 3.5      Supply of Existing Alicaforsen API.

3.5.1       Isis agrees to supply Atlantic with a quantity of Alicaforsen API that is in Isis’ possession as of the Effective Date, reasonably sufficient to obtain Regulatory Approval for an Alicaforsen Product for pouchitis (but not to exceed [***] kg) in the USA [***], in accordance with a clinical trial program designed by Atlantic and discussed by the JDC.

3.5.2       Atlantic and Isis agree that, to the extent available from the stocks of Alicaforsen API in Isis’ possession as of the Effective Date, any other quantities of Alicaforsen API required by Atlantic for the development of Alicaforsen Product may be purchased from Isis in a minimum order size of [***] kg at a cost of [***] Dollars ($[***]) per gram until such stocks have been exhausted; once such existing stocks of Alicaforsen API with greater than [***]

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months of shelf life have been exhausted, additional quantities of Alicaforsen API may be acquired from Isis on the terms of Section 3.6.

3.5.3       All Alicaforsen API ordered by Atlantic pursuant to Section 3.5 will be shipped by Isis to Atlantic, EXW (Incoterms 2000) Isis’ premises, to the destination specified in writing by Atlantic.  All transportation and insurance costs are the sole responsibility of Atlantic.  Isis warrants that each such amount of Alicaforsen API supplied by Isis pursuant to Section 3.5; (i) will have been manufactured in accordance with cGMP, (ii) meets the specification for Alicaforsen API set out in the Regulatory Documentation existing at the Effective Date, (iii) have at least [***] months shelf life remaining when delivered, and will be accompanied by a certificate of analysis.

3.5.4       The Parties agree that any supply of Alicaforsen API under this Section 3.5 will be subject to and in accordance with the terms of the Manufacturing Agreement (as defined below).

Section 3.6      Commercial Supply and Manufacturing of Alicaforsen API.

3.6.1       Following the Effective Date, at Atlantic’s election, Isis and Atlantic will negotiate in good faith, agree and execute a separate written agreement for the commercial supply and manufacture of Alicaforsen API by Isis for Atlantic (the “Manufacturing Agreement”) such Manufacturing Agreement to be entered into within [***] of the Effective Date.  Such Alicaforsen API will be manufactured in accordance with cGMP, applicable Alicaforsen API specifications, and the terms and conditions of the Manufacturing Agreement, which will include, among other standard commercial terms, Isis’ agreement to maintain a drug master file for Alicaforsen API (“DMF”) and Atlantic’s right to reference the DMF in its Regulatory Documentation.  Should: (a) a Regulatory Authority in a particular jurisdiction in which Isis has not filed a DMF, or (b) a Regulatory Authority which does not allow cross-referencing to an existing DMF, request information regarding Alicaforsen API and its manufacture contained in a DMF somewhere in the world, Isis undertakes to (i) provide such information directly on behalf of Atlantic to the applicable Regulatory Authority, or if not legally possible (ii) consult with Atlantic in good faith regarding the appropriate response to such inquiry and to give Atlantic (and its relevant sub-licensee(s)) reasonable assistance with answering that Regulatory Authority’s questions, save that should a Regulatory Authority request Isis’s proprietary information relating to the Alicaforsen API or its manufacture outside of the definition of Isis Manufacturing Know-How Isis shall not be obliged to share such information with Atlantic (or its relevant sub-licensee(s)) and shall respond directly to the Regulatory Authority on Atlantic’s or the relevant sublicensee’s behalf. Notwithstanding Section 2.1.1 and 2.2.1 above, while Isis is manufacturing Alicaforsen API for Atlantic under the Manufacturing Agreement, Isis will transfer, at Atlantic’s written request and subject to the confidentiality obligations under Article 8, analytical methods within Excluded Manufacturing IP necessary to properly characterize and release the Alicaforsen API.

3.6.2       Atlantic agrees that a minimum order size of [***] kg at a price of [***] Dollars ($[***]) per gram will apply to all purchases of Alicaforsen API under the Manufacturing Agreement.

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3.6.3       Isis and Atlantic agree that Atlantic shall only be permitted to exercise its license rights under Section 2.1.1(ii) to manufacture Alicaforsen API in the event either that Isis is unable to supply Atlantic with its requirements of Alicaforsen API for [***] successive calendar quarters or that Isis fails to supply Atlantic with Alicaforsen API that meets the agreed specification therefor for [***] successive calendar quarters or because Atlantic is otherwise entitled to terminate the Manufacturing Agreement for cause and there is not another available supplier who can produce Alicaforsen API without access to the Excluded Manufacturing IP.  For clarity such permission shall not arise simply by virtue of expiration of either this Agreement or the Manufacturing Agreement.

Section 3.7      Product Manufacturing Responsibility.  Except as otherwise provided in this Agreement, Atlantic acknowledges and agrees that it is solely responsible for the manufacturing of Alicaforsen Product, including management of the overall manufacturing strategy and tactics, formulation, contract manufacturer selection for finished Product, associated audits, and stability testing.

ARTICLE 4 -
SECOND GENERATION ICAM-1 PRODUCTS

Section 4.1      Second Generation ICAM-1 ASO Drug Candidate License.

4.1.1       Candidate Pool.  Immediately following receipt of a notice from Atlantic requesting Isis to commence the work (such notice to be given within [***] of the grant of Regulatory Approval in the USA of an Alicaforsen Product for the treatment of pouchitis, but in no event will such notice be given later than [***] after the Effective Date), Isis agrees to, at its sole cost and expense, commence in vitro screening in accordance with a written work plan to be mutually agreed upon by both Parties (the “Work Plan”), to attempt to discover between [***] and [***] Second Generation ICAM-1 ASO Drug Candidates (the “Candidate Pool”) (the “Second Generation ICAM-1 Research Program”).  Isis agrees to use Commercially Reasonable Efforts and the Quality Standard when discharging any of its obligations under the Work Plan and will keep or cause to be kept written laboratory notebooks and other records and reports of its progress with the Work Plan and its activities under the Work Plan in sufficient detail and in a good scientific manner for all purposes including patent purposes.  Isis will report its progress with the Second Generation ICAM-1 Research Program to the JDC.

4.1.2       Candidate Selection.  Isis will provide Atlantic with written notice and any supporting in vitro data at such time as the Candidate Pool is available for consideration by Atlantic (the “Notice”). Atlantic must notify Isis, in writing within [***] following the Notice, that (i) it has elected to develop a Second Generation ICAM-1 Product and nominate one of the candidates from the Candidate Pool as the lead Second Generation ICAM-1 ASO Drug Candidate, and (ii) it agrees to promptly establish, in good faith, a significant development program pursuant to a written development plan to be set by Atlantic (the “Second Generation Development Plan”).  If Atlantic fails to elect to develop a Second Generation ICAM-1 Product using the Second Generation ICAM-1 ASO Drug Candidates under this Article 4 neither Isis nor Atlantic will have any further obligations under this Agreement with regard to the Candidate Pool, any Second Generation ICAM-1 ASO Drug Candidate or any Second Generation ICAM-1 Product.  If, despite Isis’ Commercially Reasonable Efforts, Isis fails to produce a Candidate

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Pool that is reasonably acceptable to Atlantic, neither Isis nor Atlantic will, for a period of three years following the date of the Notice, take any steps to research another anti-sense oligonucleotide drug candidate designed to directly inhibit ICAM-1 without the prior consent of the other Party.

4.1.3       License Grant. If Atlantic so informs Isis of such election and agreement under Section 4.1.2 above, then Isis will grant to Atlantic, subject to and upon the same terms and conditions of this Agreement:

(x) an exclusive license under the ICAM-1 Specific Patents solely to develop, make, have made, use, sell, offer for sale, have sold and import Second Generation ICAM-1 ASO Drug Candidates and Second Generation ICAM-1 Products;

(y) an exclusive license under the Second Generation ICAM-1 Product-Specific Patents solely to develop, make, have made, use, sell, offer for sale, have sold and import Second Generation ICAM-1 ASO Drug Candidates and Second Generation ICAM-1 Products; and

(z) a non-exclusive worldwide license under the Isis Core Technology Patents solely to develop, make, have made, use, sell, offer for sale, have sold and import Second Generation ICAM-1 ASO Drug Candidates and Second Generation ICAM-1 Products.

The licenses granted to Atlantic under this Section 4.1.3 are sublicensable only in connection with a license of a Second Generation ICAM-1 Product to a Third Party for the continued development and commercialization of Second Generation ICAM-1 Products in accordance with the terms of this Agreement.

4.1.4       Data Transfer. In addition, promptly following Isis’ license grants to Atlantic under Section 4.1.3 above, Isis will transfer and assign to Atlantic all of Isis’ right, title and interest in and to all data, results, and information related to testing and studies of the Second Generation ICAM-1 ASO Drug Candidates (including analytical test results and non-clinical pharmacology and safety data) in the possession of Isis (the “Second Generation Isis Data”) to the extent such data, results and/or information is necessary for the continued development and commercialization of Second Generation ICAM-1 Products; but excluding any Excluded Isis IP.

4.1.5       Should Atlantic elect to develop Second Generation ICAM-1 Products pursuant to Section 4.1.2, Atlantic shall be fully responsible for the development and commercialization of Second Generation ICAM-1 Products and undertakes to use Commercially Reasonable Efforts to develop a Second Generation ICAM-1 Product and to make its First Commercial Sale of a Second Generation ICAM-1 Product in a Major Market as soon as practicable following its election, in accordance with Section 3.1 above.  Atlantic will develop such Products on the terms set out in Section 3.3 and Section 3.4.  Should Atlantic elect to have Second Generation ICAM-1 ASO Drug Candidate manufactured by Isis, Isis and Atlantic will conduct a negotiation in good faith, agree and execute a separate written agreement for the supply of Second Generation ICAM-1 ASO Drug Candidates for use in the development and commercialization of Second Generation ICAM-1 Products within [***] of Atlantic notifying Isis that it wishes Isis to so supply.

Section 4.2      Exclusive Partner.

4.2.1       For a period of [***] following the Effective Date or until the [***] period following the delivery of the Notice set out in Section 4.1.2 has expired (which ever is the later) (the “Period”), and thereafter during the Term of this Agreement if Atlantic elects to develop a Second Generation ICAM-1 Product under Section 4.1.2 within the Period, Isis will not develop or commercialize itself, and will not permit or grant any license under the Alicaforsen Patents, ICAM-1 Specific Patents, Second Generation ICAM-1 Product-Specific or Isis Core Technology Patents to a Third Party to develop or commercialize, any antisense drug compound designed to directly inhibit ICAM-1. Notwithstanding the foregoing, Isis retains the right to use antisense compounds modulating ICAM-1 or to transfer such antisense compounds to Third Parties for non-commercial target validation purposes, and such activities will not be interpreted as a breach of this Agreement.  Isis’ obligations under this Section 4.2.1 will automatically terminate in the event of a Discontinuance.

4.2.2       To avoid confusion in the marketplace, during the term of this Agreement, Atlantic agrees not to develop or commercialize any product designed to directly inhibit ICAM-1 other than the Product(s), and will not permit or grant any license under the Alicaforsen Patents, ICAM-1 Specific Patents, or Second Generation ICAM-1 Product-Specific Patents to a Third Party to develop or commercialize any such product other than the Product(s).

ARTICLE 5 -
BONA FIDE THIRD PARTY LICENSE OFFERS

Section 5.1      Bona Fide Third Party License Offers.

5.1.1       If, following the earlier to occur of a [***] or [***], a Third Party makes an offer to Atlantic to take a Sublicense under the Alicaforsen Patents, ICAM-1 Specific Patents, Second Generation ICAM-1 Product-Specific Patents and/or the Isis Core Technology Patents in order to develop and commercialize a Product in [***] that Atlantic is developing for an alternative indication, for an indication for which Atlantic is not then developing a Product, Atlantic will promptly inform Isis of its receipt of this offer and whether it considers this offer to be a bona fide offer on commercial terms which are reasonably acceptable to Atlantic.  If Atlantic considers the offer to be a bona fide offer on commercial terms which are reasonably acceptable to Atlantic, Atlantic will, in good faith, consider such offer and within [***] from receipt of such a bona fide offer Atlantic will either:

(i) notify Isis that it reasonably believes that it is unlikely that Atlantic will, within the period of [***] from the date of receipt of such offer, initiate development of a Product for the indication in question itself; in which case it will then promptly commence good faith negotiation of a definitive written license agreement with such Third Party pursuant to which the Third Party will be granted the rights under the Alicaforsen Patents, ICAM-1 Specific Patents, Second Generation ICAM-1 Product-Specific Patents and/or the Isis Core

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Technology Patents (as applicable) to develop, make and commercialize a Product in [***] for the indication in question; or

(ii) notify Isis that it reasonably believes that it is likely that Atlantic will, within the period of [***] from the date of receipt of such offer, initiate development of a Product for the indication in question itself; in which case it may decline such Third Party licensing offer and, if it declines such offer, will use its Commercially Reasonable Efforts to initiate development of a Product in [***] for the indication in question within [***] of the date of this notice.

5.1.2       If a Third Party makes an offer to Atlantic to take a Sublicense under the Alicaforsen Patents, ICAM-1 Specific Patents, Second Generation ICAM-1 Product-Specific Patents and/or the Isis Core Technology Patents in order to develop and commercialize a Product in [***] for an indication for which Atlantic is not then developing a Product Atlantic will promptly inform Isis of its receipt of this offer and whether it considers this offer to be a bona fide offer on commercial terms which are reasonably acceptable to Atlantic.  If Atlantic considers the offer to be a bona fide offer on commercial terms which are reasonably acceptable to Atlantic, Atlantic will, in good faith, consider such offer and within [***] from receipt of such a bona fide offer Atlantic will either:

(i) notify Isis that it reasonably believes that it is unlikely that Atlantic will, within the period of [***] from the date of receipt of such offer, initiate [***]; in which case it will promptly commence good faith negotiation of a definitive written license agreement with such Third Party pursuant to which the Third Party will be granted the rights under the Alicaforsen Patents, ICAM-1 Specific Patents, Second Generation ICAM-1 Product-Specific Patents and/or the Isis Core Technology Patents (as applicable) to develop, make and commercialize a Product in [***] for the indication in question; or

(ii) notify Isis that it reasonably believes that it is likely that Atlantic will, within the period of [***] from the date of receipt of such offer, initiate [***]; in which case it may decline such Third Party licensing offer and if it declines such offer will [***] of the date of this notice.

ARTICLE 6 -
FINANCIAL PROVISIONS

Section 6.1      Up-Front Payment by Atlantic.

6.1.1       Upon the execution of the Subscription and Share Exchange Agreement (defined below), Atlantic will pay an up-front license fee of $[***] to Isis which shall be satisfied (in full) by the issue to Isis of [***] ordinary shares in Atlantic’s share capital, which shall then be immediately exchanged for [***] ordinary shares in Atlantic Healthcare’s share capital pursuant to the terms of the subscription and share exchange agreement (the “Subscription and Share Exchange Agreement”), which will be executed by and between Isis,

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Atlantic, and Atlantic Healthcare on or before March 16, 2007 (the “SSEA Execution Date”); provided, however,

(a)  if at any time during the Anti-Dilution Protection Period (to be defined in the Subscription and Share Exchange Agreement) Atlantic Healthcare issues any shares in the capital of Atlantic Healthcare to current shareholders (determined by reference to the date of this Agreement) at a subscription price per share of less than £[***], then Isis shall have the right to subscribe for additional AH Shares (to be defined in the Subscription and Share Exchange Agreement) at [***] in the share capital of Atlantic Healthcare (for which purpose all shares in Atlantic Healthcare previously issued to Isis pursuant to this Agreement shall be deemed held by Isis, irrespective of whether Isis remains the registered holder thereof) had such new shares so issued to existing shareholders [***], as further provided for in the Subscription and Share Exchange Agreement; and

(b) if at any time during the Anti-Dilution Protection Period Atlantic Healthcare issues any shares in the capital of Atlantic Healthcare to [***] (to be defined in the Subscription and Share Exchange Agreement)  and/or [***] (to be defined in the Subscription and Share Exchange Agreement) beyond [***] shares on terms not offered to other shareholders (including Isis), then Isis will have the right to participate on the same terms as [***] (as the case may be) so as to maintain its pro-rata shareholding in Atlantic Healthcare (for which purpose all shares in Atlantic Healthcare previously issued to Isis pursuant to this Agreement shall be deemed held by Isis, irrespective of whether Isis remains the registered holder thereof) as further provided for in the Subscription and Share Exchange Agreement.

6.1.2  In no event will Atlantic issue shares to Isis that exceed the Equity Cap.

6.1.3  If the Subscription and Share Exchange Agreement is not executed by Isis, Atlantic, and Atlantic Healthcare on or before [***], this Agreement will automatically terminate without any liability to either Party.

Section 6.2      Milestone Payments by Atlantic.

6.2.1       Atlantic will pay to Isis the relevant milestone payment in cash or in an equivalent amount of Atlantic Equity Securities (subject to the written consent of Atlantic Healthcare Limited and in accordance with the terms of the Subscription and Share Exchange Agreement), at Atlantic’s sole discretion, not more than 60 days after achievement by Atlantic, its Affiliates or a sublicensee, of each of the applicable events, as follows:

Event	Payment
[***]	US $[***]
[***]	US $[***]

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6.2.2 Notwithstanding the foregoing, in no event will Atlantic issue Atlantic Equity Securities to Isis that exceed the Equity Cap. To the extent any milestone payment of Atlantic Equity Securities will cause Isis’ aggregate equity ownership in Atlantic to exceed the Equity Cap, Atlantic will issue to Isis only the number of shares that will maintain such Equity Cap, and will pay Isis the remainder of such milestone payment in cash.  For purposes of this Section 6.2, the term “Atlantic Equity Securities” means (a) if Atlantic has a class of stock (x) registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and that is publicly traded on a major US exchange such as the NYSE or NASDAQ, or (y) traded on a major European exchange such as Deutsche Börse or the London Stock Exchange, such publicly traded common stock of Atlantic, the value of which will be determined [***] by the average closing price for the 15 trading days immediately preceding the date the particular milestone event referenced in this Section 6.2 is achieved; or (b) if Atlantic does not have a class of publicly traded stock, the equity securities of Atlantic issued in its most recent venture capital financing occurring prior to the date the particular milestone event referenced in this Section 6.2 is achieved, which will be issued to Isis at the same price per share and with the same rights, preferences and privileges as provided to the other investors in such financing.

Section 6.3      Sublicense Revenue.

6.3.1       In the event that Atlantic enters into a Sublicense Atlantic will pay Isis [***]% of the Sublicense Revenue (which does not include royalties on Net Sales) from such sublicensing of any Product by Atlantic and its Affiliates.

6.3.2       Any payment to Isis for its portion of Sublicensing Revenue due under this Section 6.3 will be due within 30 days of Atlantic receiving such Sublicensing Revenue.

Section 6.4      Royalty Payments by Atlantic.

6.4.1       For any Product sold by Atlantic or its Affiliates, in consideration of Isis’ collaborative efforts and the licenses granted hereunder, Atlantic will pay Isis royalties on Net Sales of each Product in accordance with the following table.

Cumulative Net Sales	Royalty Rate (Alicaforsen Products)		Royalty Rate (Second Generation ICAM-1 Products)
Less than US $[***]	[***]	%	[***]	%
US $[***] to US $[***]	[***]	%	[***]	%
Above US $[***]	[***]	%	[***]	%

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6.4.2       For any Products sold pursuant to a Sublicense, in consideration of Isis’ collaborative efforts and the licenses granted hereunder, Atlantic will pay Isis royalties on Net Sales as follows:

6.4.2.1           For Alicaforsen Products sold for [***] indication, Atlantic will pay Isis royalties on Net Sales of each Product equal to the greater of (i) [***]% of the royalty Atlantic is entitled to receive under such Sublicense, or (ii) [***]% of Net Sales; and

6.4.2.2           For Products sold pursuant to a Sublicense of (i) a Second Generation ICAM-1 Product, or (ii) an Alicaforsen Product that is not indicated for [***], Atlantic will pay Isis royalties on Net Sales of each Product as follows:

(a) If the royalty to Atlantic is less than or equal to [***]% of Net Sales, then Isis receives [***]% of Net Sales of each Product;

(b) If the royalty to Atlantic is greater than [***]% but less than [***]% of Net Sales, then Isis receives [***]% of Net Sales of each Product; or

(c) If the royalty to Atlantic is equal to or greater than [***]% of Net Sales, then Isis receives [***]% of Net Sales of each Product.

6.4.3       Isis will be responsible for payment of any Third Party royalty obligations related to Product that exist as of the Effective Date (“Existing Royalties”), including (i) with respect to the Alicaforsen Product, Existing Royalties due under the agreement with [***] dated [***], and (ii) with respect to Second Generation ICAM-1 Products, Existing Royalties due under the agreement with [***] dated [***] and the agreement with [***] dated [***].  Atlantic will be responsible for all other Third Party royalties, fees and milestones that may arise related to the development or commercialization of Products.

Section 6.5      Term; Timing of Royalty Payments.  Atlantic’s obligation to pay royalties on each Product will expire on a county-by-country basis as follows:

6.5.1       With respect to Alicaforsen Products, Atlantic’s obligation to pay royalties on each Product will expire on a county-by-country basis upon the later of: (i) [***] years from the date of First Commercial Sale of such Product in such country of sale, or (ii) the expiration of the last to expire Valid Claim of Alicaforsen Patents and ICAM-1 Specific Patents covering the making, using, or selling of such Alicaforsen Product in the country of sale, or (iii) the expiration of the last to expire Valid Composition of Matter Claim within Alicaforsen Patents or ICAM-1 Specific Patents in the country of manufacture of that Alicaforsen Product.

6.5.2       With respect to Second Generation ICAM-1 Products, Atlantic’s obligation to pay royalties on each Second Generation ICAM-1 Product will expire on a county-by-country basis upon the later of: (i) [***] years from the date of First Commercial Sale of such Second Generation ICAM-1 Product in such country of sale, or (ii) the expiration of the last to expire Valid Claim of ICAM-1 Specific Patents and Second Generation ICAM-1 Product Specific Patents covering the making, using, or selling of such Second Generation ICAM-1

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Product in the country of sale, or (iii) the expiration of the last to expire Valid Composition of Matter Claim within ICAM-1 Specific Patents and Second Generation ICAM-1 Product Specific Patents in the country of manufacture of that Second Generation ICAM-1 Product.

6.5.3       The royalties due under Section 6.4 will become due and payable: (i) within 30 days of each respective Royalty Due Date with respect to Net Sales received by Atlantic or its Affiliates, and (ii) with respect to royalties due under Sublicenses, within 30 days of Atlantic itself receiving the royalty payments due from its sublicensees.  In each case royalties will be calculated in respect of the Net Sales in the calendar quarter immediately preceding the applicable Royalty Due Date.

Section 6.6      Payment Method.  Any amounts due to Isis under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated by Isis.  Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement and the payment is not in dispute between the Parties, or if disputed the dispute has not been resolved, will bear interest at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus 1% calculated on the number of days such payment is delinquent, compounded monthly.

Section 6.7      Currency; Foreign Payments.  If any currency conversion will be required in connection with any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such payments relate.  If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, Atlantic may notify Isis and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Isis or its designee, and Atlantic will have no further obligations under this Agreement with respect thereto.  All payments under this Agreement shall be made free and clear and without any set off, deduction, withholding or deferment in respect of any taxes unless required by law or practice of any relevant governmental authority.  The Parties shall co-operate to minimize any deduction or withholding in relation to any payments pursuant to this Agreement.

Section 6.8      Records Retention; Audit.

6.8.1       Record Retention.  Atlantic will maintain (and will ensure that its Affiliates and sublicensees will maintain) complete and accurate books, records and accounts that fairly reflect Net Sales with respect to each Product, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with IFRS, which books, records and accounts will be retained by Atlantic, its Affiliates or sublicensees (as applicable) for the later of (i) 5 years after the end of the period to which such books, records and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.8.2       Audit.  Isis will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Atlantic, have access during normal business hours, and upon reasonable prior written notice, to Atlantic’s records

(and its Affiliates and sublicensees) as may be reasonably necessary to verify the accuracy of Net Sales, Sublicense Revenue, as applicable, for any calendar quarter or calendar year ending not more than [***] months prior to the date of such request; provided, however, that Isis will not have the right to conduct more than one such audit in any Calendar Year except as provided below.  The accounting firm will enter into appropriate obligations with Atlantic to treat all information it receives during its inspection as confidential.  The accounting firm shall disclose to Isis only whether the reported Net Sales and Sublicense Revenue are correct and details of any discrepancies but no other information shall be disclosed to Isis.  Isis will bear the cost of such audit unless the audit reveals a variance of more than [***]% from the reported results, in which case Atlantic will bear the cost of the audit.

6.8.3       Payment of Additional Amounts.  If, based on the results of such audit, additional payments are owed by either party to the other under this Agreement, the party due to make a payment will make such additional payments, with interest as set forth in Section 6.6, within 30 days after the date on which such accounting firm’s written report is delivered to such Party.

6.8.4       Confidentiality.  Isis will treat the financial information reported to it under Section 6.8.2 in accordance with the confidentiality provisions of Article 8; provided, however, that Isis may provide Third Parties to which Isis owes Existing Royalties on Products such information if it exercises its audit rights concerning the Products against Isis and provided such Third Party is bound to keep such information confidential.

ARTICLE 7 -
PRESS RELEASES & PUBLICATIONS

Section 7.1        Press Releases

7.1.1 Press Releases - Generally.  Each provision of this Section 7.1.1 is subject to Section 7.1.2 below.  Press releases or other similar public communication by either Party relating to this Agreement, will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by Applicable Law, which are Authorized Disclosures or disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.

*** CONFIDENTIAL TREATMENT REQUESTED

7.1.2 Press Releases – Product Safety/Efficacy. Each Party will immediately notify (and, if possible, provide as much advance notice as possible to) the other of any event materially related to Products (including any regulatory approval) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event.  Notwithstanding Section 7.1.1 above, any press release or other similar public communication by either Party related a Product’s efficacy or safety data and/or results, will be submitted to the other Party for review and approval at least 72 hours in advance of such proposed public disclosure, which approval will not be unreasonably withheld or delayed.

Section 7.2      Publications.  Each provision of this Section 7.2 is subject to Section 7.1.2 above.  At least [***] days prior to a Party’s submission of any material related to the research or development activities hereunder for publication or presentation, the publishing Party will provide to the other Party with a draft of such material for its review and comment.  The non-publishing Party will provide any comments to the publishing Party within [***] days of receipt of such materials.  No publication or presentation with respect to the research or development activities hereunder will be made unless and until the non-publishing Party’s comments on the proposed publication or presentation have been discussed by the Parties.   If requested in writing by the non-publishing Party, the publishing Party will withhold material from submission for publication or presentation for a reasonable time to allow for the filing of a patent application.

ARTICLE 8 -
CONFIDENTIALITY

Section 8.1      Disclosure and Use Restriction.  Except pursuant to an Authorized Disclosure, the Parties agree that, for the Term and for five years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information received from the other Party.

ARTICLE 9 -
INTELLECTUAL PROPERTY

Section 9.1      Prosecution of Patents.

9.1.1       Solely Owned Patents. With the exception of the Alicaforsen Patents, the ICAM-1 Specific Patents, and the Second Generation ICAM-1 Product-Specific Patents, which are addressed in Sections 9.1.2 and 9.1.3 below, each Party will have the sole right, at its cost and expense and at its sole discretion, to obtain, prosecute, maintain and enforce throughout the world any Patents solely owned or Controlled by such Party, including with respect to Isis, the Isis Core Technology Patents.

9.1.2       Alicaforsen Patents and ICAM-1 Specific Patents.  Subject to Section 9.1.4 below, Isis will have the sole obligation at its expense, to obtain, prosecute and maintain the Alicaforsen Patents and the ICAM-1 Specific Patents in such countries as Isis is prosecuting such Patents on the Effective Date using Commercially Reasonable Efforts.  For clarity, Atlantic will not have the right to review or comment on any applications or registrations to be filed by

*** CONFIDENTIAL TREATMENT REQUESTED

Isis under this Section 9.1.2, and Isis may cease prosecuting or maintaining particular applications or patents in the Alicaforsen Patents and ICAM-1 Specific Patents in selected jurisdictions, if Isis determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 9.1.4 will apply).

9.1.3       Second Generation ICAM-1 Product-Specific Patents. Subject to Section 9.1.4 below, Atlantic will have the sole obligation, at Atlantic’s expense, to obtain, prosecute and maintain in such countries as are commercially appropriate the Second Generation ICAM-1 Product-Specific Patents using Commercially Reasonable Efforts. Atlantic will keep Isis informed of all Second Generation ICAM-1 Product-Specific Patent applications and registrations to be filed by Atlantic, and Isis will have the right to review and comment on such applications within the timeframes of the patent filing process and deadlines.  For clarity, Atlantic may cease prosecuting or maintaining particular applications or patents in the Second Generation ICAM-1 Product-Specific Patents in selected jurisdictions, if Atlantic determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 9.1.4 will apply).  Isis’ review and comment rights in this Section 9.1.3 will continue so long as there is the possibility of a Discontinuance.

9.1.4       Discontinued Patents.  If under Section 9.1.2 or Section 9.1.3 a Party elects to discontinue prosecution or maintenance of any particular applications or patents in the Alicaforsen Patents, the ICAM-1 Specific Patents (if applicable), or the Second Generation ICAM-1 Product-Specific Patents, as the case may be, in a selected jurisdiction, such Party will give thirty (30) days advance written notice to the other Party of any decision to cease preparation, filing, prosecution and maintenance of that Patent right (a “Discontinued Patent”).  In such case, the other Party may elect at its sole discretion to continue preparation, filing, prosecution or maintenance of the Discontinued Patent in the select jurisdiction at its sole expense, and thereafter such Party will own any such patent application and patents maturing therefrom and be solely responsible for all costs.  In the event of a Discontinued Patent caused by Atlantic, Atlantic’s exclusive licenses under Article 2 and Article 4 (if applicable) with respect to such Discontinued Patent in such jurisdiction will automatically convert into nonexclusive licenses with the financial terms set forth in Article 6 remaining intact, and Isis’ obligations under Section 4.2 will terminate in such select jurisdiction solely with respect to such Discontinued Patent. The Party electing to cause a Discontinued Patent will execute such documents and perform such acts as may be reasonably necessary for the other Party to continue prosecution or maintenance of the applicable Discontinued Patent, including assigning ownership of such Patent or application. Should Atlantic elect to continue preparation, filing, prosecution and maintenance of Discontinued Patents which are Alicaforsen Patents or ICAM-1 Specific Patents, such Patents will no longer be deemed to be Alicaforsen Patents or ICAM-1 Specific Patents for the purposes of this Agreement.   Notwithstanding the foregoing, Atlantic’s right to continue the preparation, filing, prosecution and maintenance of a Discontinued Patent that is an ICAM-Specific Patent is limited solely to the extent such Patent claims ICAM-1.

9.1.5       Cooperation.  Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Alicaforsen Patents, the ICAM-1 Specific Patents (if applicable), the Second Generation ICAM-1 Product-Specific Patents, and the other Party’s Patents which cover a Product.  Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to file, prosecute, and maintain its Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

9.1.6       Patent Term Extensions.  The Parties agree to cooperate in an effort to avoid loss of any of the Patents forming part of Alicaforsen Patents, ICAM-1 Specific Patents or Second Generation ICAM-1 Product-Specific Patents including by executing any documents as may be reasonably required.  In particular, the Parties shall cooperate with each other in obtaining patent term extension or restoration or supplemental protection certificate (“Patent Term Extensions”) or their equivalents in any country and region where applicable.  In particular but without limiting the foregoing Isis shall provide reasonable assistance to Atlantic, including by executing any required documents and providing any relevant patent information to Atlantic, so that Atlantic, as Regulatory Approval applicant, may deal with the applicable Regulatory Authority in connection with obtaining such Patent Term Extension.

Section 9.2      Enforcement of Patents

9.2.1       Rights and Procedures.  If Isis or Atlantic determines that any Patent licensed hereunder is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it will promptly notify the other Party in writing.  Except for the Alicaforsen Patents, the ICAM-1 Specific Patents, and the Second Generation ICAM-1 Product-Specific Patents, which are discussed below, the Party controlling the Patent(s) which are allegedly being infringed will have the sole right and obligation to remove such infringement.

9.2.2       Alicaforsen Patents; ICAM-1 Specific Patents; and Second Generation ICAM-1 Product-Specific Patents.  With respect to the Alicaforsen Patents, the ICAM-1 Specific Patents (if applicable and solely to the extent infringed by a Third Party with a product targeting ICAM-1), and the Second Generation ICAM-1 Product-Specific Patents, Atlantic will have the first right, but not the obligation, at Atlantic’s expense, to remove such infringement.   In the event that Atlantic fails to take commercially appropriate steps to remove any such infringement within 90 days following notice of such infringement, or earlier notifies Isis in writing of its intent not to take such steps, and such infringement is likely to have a material adverse effect on the Product, (i) so long as the infringement is not taking place in a Major Market and so long as Atlantic does not inform Isis that Atlantic considers, in good faith, that to take such proceeds would (x) be prejudicial to its litigation strategy in a Major Market and (y) be commercially unreasonable under the circumstances, Isis will have the right to do so at its expense, (ii) Atlantic will have the right, at its own expense, to be represented in any such action, and (iii) the exclusive license(s) granted under Article 2 and Article 4 (if applicable) that pertain to such Alicaforsen Patent, ICAM-1 Specific Patent (if applicable), or Second Generation ICAM-1 Product-Specific Patent, will automatically convert into nonexclusive licenses. Isis will have the right, at Isis’s own expense, to remove infringement of the Alicaforsen Patents, ICAM-1 Specific Patents (if applicable), or Second Generation ICAM-1 Product-Specific Patents if (i) Isis is unilaterally developing and commercializing a Product pursuant to Section 11.2, or (ii) if a Third Party is infringing the ICAM-1 Specific Patents with any product that does not target ICAM-1.

(a)           Cooperation.  The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at the enforcing Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.  If Isis requests that Atlantic take action to remove infringement of an Alicaforsen Patent, ICAM-1 Specific Patent (if applicable) to the extent infringed by a Third Party with a product targeting ICAM-1, or a Second Generation ICAM-1 Product-Specific Patent, and Atlantic believes it is not commercially appropriate to take such actions, the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner.

9.2.3       Recovery.  Any amounts recovered by Atlantic in connection with or as a result of any action contemplated by Section 9.2.1(a), whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales of an Alicaforsen Product and royalties will be due in respect of such Net Sales pursuant to this Agreement.  Isis will retain all amounts it recovers enforcing the Alicaforsen Patents, the ICAM-1 Specific Patents, the Second Generation ICAM-1 Product-Specific Patents, and the Isis Core Technology Patents.

ARTICLE 10 -
TERM AND TERMINATION

Section 10.1    Term.  The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 10, will continue until the expiration of all obligations to pay royalties on all Products to Isis.

Section 10.2    Rights in Bankruptcy or Insolvency  If either Party becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a Third Party’s intention to file an involuntary petition in bankruptcy, such Party immediately shall notify the other Party in writing.  In addition to any other remedies available at law or in equity, the other Party (i.e., the non-bankrupt Party) may immediately terminate this Agreement, in whole or in part as the terminating Party may determine, upon learning of any of the foregoing events; provided, however, that the financial terms set forth in Article 6 above will remain in tact and will survive any such termination.  The terminating Party shall provide to the other Party a written notice regarding the extent of termination. If Isis seeks to be or is involuntarily placed under the protection of the “Bankruptcy Code” (i.e., Title 11, U.S. Code) or its equivalent outside the USA, and the trustee in bankruptcy, or Isis as a debtor-in-possession, rejects this Agreement, then Atlantic hereby elects, under Section 365(n) of the Bankruptcy Code, to retain all licenses of rights to “intellectual property” (as defined under such Bankruptcy Code) granted to it under this Agreement, to the extent permitted by law.  As of the commencement of a bankruptcy proceeding by or against Isis, Atlantic is entitled to a complete duplicate of all embodiments of “intellectual property” licensed to it hereunder.  To the extent such embodiments are not already in Atlantic’s possession as of the commencement of a bankruptcy, Isis (or the trustee in bankruptcy) shall deliver such embodiments to Atlantic (i) upon any such commencement of a bankruptcy proceeding, unless Isis elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), then upon a rejection of this Agreement (or the equivalent) by or on behalf of Isis.

Section 10.3    Material Breach.  Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to invoke the provisions of Section 14.4 if such default is not cured.  If such default is not cured within 90 days after the receipt of such notice (or, if such default cannot be cured within such 90-day period, if the Party in default does not commence actions to cure such default within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to invoke the provisions of Section 14.4; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be stayed until such time as the dispute is resolved pursuant to Section 14.4 hereof.

Section 10.4    Consequences of Expiration or Termination.

10.4.1     Licenses.  Upon expiration of the Term or upon termination of this Agreement in its entirety by either Party pursuant to Section 10.3, or by Isis pursuant to Section 10.2 and upon payment of all amounts owed pursuant to this Agreement, the licenses granted by Isis to Atlantic hereunder will terminate.

10.4.2     Return of Information and Materials.  Upon early termination of this Agreement in its entirety by either Party pursuant to Section 10.3, or by Isis pursuant to Section 10.2, Atlantic will return all data, files, records and other materials in its possession or control relating to the Second Generation ICAM-1 Product Specific Patents or containing or comprising Isis’ Confidential Information and, in each case (except one copy of which may be retained for archival purposes).

Section 10.5    Accrued Rights; Surviving Obligations.

10.5.1     Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

10.5.2     Survival.  Articles 7, 8, 9.1, 10, 11, 12, and 14, and Section 6.8 of this Agreement will survive expiration or termination of this Agreement for any reason.

ARTICLE 11
DISCONTINUED DEVELOPMENT BY ATLANTIC

Section 11.1  Discontinuances. In the event of a Discontinuance, Isis will have a reversion right as further described in Section 11.2.

Section 11.2  Reversion Rights. Following the occurrence of a Discontinuance, Isis may elect to continue to develop Product by notice in writing to Atlantic (an “Election Notice”) that Isis is exercising its rights under this Section 11.2, in which case this Agreement will terminate (subject to the survival provisions set forth in Section 10.5.2). Upon receipt of an Election Notice, Atlantic will (i) grant to Isis a sublicensable, worldwide license or sublicense, as the case may be, to all Patents controlled by Atlantic solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import the Product and (ii) transfer to Isis, for Isis’ unlimited use, any data, results, regulatory information and files in the possession of Atlantic as of the date of the Election Notice that relate to the Product, subject to the negotiation in good faith of a reasonable royalty payable to Atlantic that represents the value of the items transferred to Isis.

ARTICLE 12 -

INDEMNIFICATION AND INSURANCE

Section 12.1    Indemnification of Isis.  Atlantic will indemnify Isis and its Affiliates, and each of their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising from or occurring as a result of any and all liability suits, investigations, claims or demands by a Third Party (collectively, “Losses”) arising from or occurring as a result of or in connection with (a) the breach of any of Atlantic’s representations, warranties, or covenants contained in Article 13 below, or (b) whether or not negligence is found or alleged, the manufacture (except to the extent attributable to Isis’ negligence), use, handling, storage, sale or other disposition of a Product or other compound that is developed or sold by Atlantic, its Affiliates, agents or sublicensees, except to the extent Isis has an obligation to indemnify Atlantic under Section 12.2 below.

Section 12.2    Indemnification of Atlantic.  Isis will indemnify Atlantic, its Affiliates, and its sublicensees, and each of their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all Losses arising from or occurring as a result of or in connection with the breach of any of Isis’ representations, warranties, or covenants contained in Article 13 below, except to the extent Atlantic has an obligation to indemnify Isis under Section 12.1 above.

Section 12.3    Insurance.  Each Party will have and maintain such types and amounts of liability insurance as is reasonable and customary in the industry generally for parties similarly situated, and will upon request provide the other with a certificate of insurance.  Each

Party will promptly notify the other of any material change in insurance coverage or lapse in coverage in that regard.

Section 12.4    Liability. Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates:

12.4.1     of a direct nature where the same is a loss of turnover, profits, business or goodwill; or

12.4.2     of an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

ARTICLE 13 -
REPRESENTATIONS AND WARRANTIES

Section 13.1    Representations, Warranties and Covenants.  Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

Section 13.2    Corporate Authority.  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

Section 13.3    Consents, Approvals, etc.  All necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

Section 13.4    Conflicts.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

Section 13.5    Intellectual Property.  To each Party’s knowledge, as of the Effective Date, no additional Third Party licenses are required to develop, use and sell the enema formulation of Alicaforsen.

Section 13.6    Isis Representations, Warranties, and Covenants. Isis hereby represents, warrants and covenants to Atlantic as of the Effective Date as follows:

13.6.1     IP Ownership.  Isis has the sufficient legal and/or beneficial title and ownership of the Alicaforsen Patents, the ICAM-1 Specific Patents, and the Isis Core Technology Patents as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to Atlantic pursuant to this Agreement; Isis has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, licensed, transferred, conveyed or otherwise encumbered its right, title or interest in or to the Isis Data (“Isis Background Know How”) or the Alicaforsen Patents and ICAM-1 Specific Patents licensed  hereunder (including by granting any covenant not to sue with respect thereto) (the Isis Background Know How and such Alicaforsen Patents and ICAM-1 Specific Patents licensed hereunder together being the “Isis Background IP”).   To the best of Isis’ knowledge, the conception, development and reduction to practice of the Isis Background IP existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party; and

13.6.2     Patent Maintenance. True, complete and correct copies of the complete file wrapper and other material correspondence with any patent office relating to the prosecution, validity and enforceability of the Patents within the Alicaforsen Patents and the ICAM-1 Specific Patents existing at the Effective Date have been provided to or made available to Atlantic prior to the Effective Date and, to the best of Isis’ knowledge, there is no material reason why any of such Patents are invalid.  In respect of the pending patent applications included within such Patents, Isis has presented all relevant prior art of which it and the inventors are aware to the relevant patent examiners at the relevant patent offices; and

13.6.3     Patent Prosecution.  The Alicaforsen Patents and ICAM-1 Specific Patents licensed hereunder that are applications at the Effective Date are being diligently procured from the respective patent offices and the Patents within such Patents licensed hereunder that are granted at the Effective Date have been maintained properly and correctly and all applicable fees have been paid on or before the due date for payment; and

13.6.4     Third Party Actions.  To the best of Isis’ knowledge, no actions, suits, claims, disputes, or proceedings concerning the Alicaforsen Patents, the ICAM-1 Specific Patents, or the Isis Core Technology Patents licensed hereunder or the Alicaforsen Product are currently pending or are threatened in writing, that if determined adversely to Isis would have a material adverse effect on the Alicaforsen Product or would impair Isis’ ability to perform its obligations under this Agreement.

13.6.5     Alicaforsen.  As of the Effective Date, Isis does not Control any Patents other than the Alicaforsen Patents and the ICAM-1 Specific Patents that would be necessary to develop or commercialize Alicaforsen Products or to manufacture Alicaforsen Product or Alicaforsen API other than the Patents within Excluded Isis IP.

Section 13.7    Atlantic Representations, Warranties, and Covenants.  Atlantic hereby represents, warrants and covenants to Isis that:

13.7.1     Capabilities.   Atlantic has the requisite personnel, expertise, experience and skill to perform its obligations under this Agreement; Atlantic’s sales representatives will perform in a professional, timely, competent and efficient manner; and Atlantic, its Affiliates, and its sublicensees will at all times comply with all Applicable Laws.

13.7.2     Capitalization.  Appendix 6 contains a complete and correct table showing the capitalization of Atlantic as of the Effective Date, on a fully-diluted basis.  Except as set forth in Appendix 6, there are no outstanding shares of capital stock of Atlantic or warrants, options, agreements, convertible securities or other commitments pursuant to which Atlantic is or may become obligated to issue any shares of its capital stock or other securities.  Atlantic understands and agrees that Isis is relying upon these representations and warranties when accepting the issuance of Atlantic Equity Securities under Section 6.1 above.

Section 13.8    DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 13, ATLANTIC AND ISIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ATLANTIC AND ISIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 14 -
MISCELLANEOUS

Section 14.1    Assignment.  Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to (a) any of its Affiliates, or (b) any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets to which this Agreement relates provided always in the case where Isis is the assigning Party it also transfers title to the Alicaforsen Patents, the ICAM-1 Specific Patents, the Second Generation ICAM-1 Product-Specific Patents and the Isis Core Technology Patents to such Third Party, and if in any such event the Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement, (ii) Atlantic may assign or transfer this Agreement, without Isis’ consent, to Atlantic Healthcare, or (iii) Isis may assign or transfer its rights under Article 6.4 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.  Any purported assignment or transfer in violation of this Section 14.1 will be void ab initio and of no force or effect.

Section 14.2    Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 14.3    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of New York, USA without reference to any rules of conflicts of laws.

Section 14.4    Dispute Resolution.

14.4.1     General.  Any dispute, controversy or claim arising from or related to this Agreement or the breach thereof will first be referred to the attention of the Chief Executive Officer of Atlantic and the Executive Vice President of Isis (the “Executive Officers”) by notice in writing in accordance with the terms of this Agreement.  The Executive Officers (or their respective designees) will meet as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim.  If any dispute, controversy or claim is not resolved by the designated officers of the Parties (or their designees) within 30 days after such dispute is referred to them, then the Parties agree that such dispute will be referred to mediation, and if the dispute remains unresolved after mediation, either Party will have the right to arbitrate such dispute in accordance with Section 14.4.3; provided, however, that any dispute relating to the construction or validity of any Patent will not be subject to arbitration.

14.4.2     Mediation.  If the Parties pursue mediation proceedings the Parties will attempt to resolve such dispute in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”), before resorting to arbitration in accordance with Section 14.4.3 below.  The mediation will be conducted by a single mediator experienced in the business and technology that is the subject of this Agreement.  The place of mediation will be in New York, NY, USA.  Either Party may apply to the mediator or to a court for interim injunctive relief until the mediation decision is rendered or the dispute, controversy or claim is otherwise resolved.

14.4.3     Arbitration. If the Parties do not fully settle any dispute, controversy or claim pursuant to Section 14.4.1 or 14.4.2 and a Party wishes to pursue the matter further, each such dispute, controversy or claim will be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration will be conducted by a single arbitrator agreeable by the Parties, if the Parties cannot agree upon an arbitrator, the arbitrator will be appointed by the AAA. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 14.4.  The place of arbitration will be New York, NY, USA. Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

14.4.4     Disputes Regarding Material Breach.  If the Parties are in dispute as to whether one party is in material breach of this Agreement, then the mediator or arbitrators will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 10.3.  If the material breach is not cured within the time period provided pursuant to Section 10.3, the mediation or arbitration will continue and the mediator or arbitrators will, as part of the same mediation or arbitration, award actual direct damages to the non-defaulting Party.

14.4.5     Costs and Expenses.  Except as expressly provided herein, each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the mediator’s and/or arbitrators’ and any administrative fees of mediation and arbitration. Notwithstanding the foregoing, in the case of arbitration, if a Party has been found to be in material breach of this Agreement, the defaulting Party will be responsible for both Parties’ Third Party costs and expenses (including the costs of the arbitrators and any administrative fees of arbitration) and the reasonable attorneys’ fees of the non-defaulting Party; provided, however, that the total amount of such fees and expenses the defaulting Party is required to reimburse the non-defaulting Party cannot exceed the total amount of monetary damages awarded to the non-defaulting Party as a result of such material breach.

14.4.6     Procedure.   Except to the extent necessary to confirm an award or as may be required by law, neither a Party, a mediator, nor an arbitrator may disclose the existence, content, or results of a mediation or an arbitration without the prior written consent of both Parties. In no event will arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

14.4.7     Speedy Resolution.   The Parties intend, and will take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any dispute which becomes the subject of mediation or arbitration, and the mediator and arbitrators will conduct the mediation or arbitration so as to resolve the dispute as expeditiously as possible.

14.4.8     Awards. In any mediation, a decision or opinion issued by the mediator regarding the dispute between the Parties is non-binding. The arbitrators may award monetary damages and injunctive relief, but may not order the granting or termination of licenses or assign rights to a Product to either of the Parties.  Monetary damages will be in the form of off-set royalties or otherwise, to account for the damages to the non-defaulting Party from the breach, and to account for the defaulting Party’s contribution to the Product in view of the breach.  All awards will be in writing and will state reasons.  Executed copies of all awards will be delivered by the arbitrators to the Parties as soon as is reasonably possible.  All awards of the arbitrators will be final and binding on the Parties, and there will be no appeal of any such award whatsoever.  The Parties undertake to satisfy any award without delay.

Section 14.5    Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Atlantic, to:

Atlantic Healthcare (UK) Limited
MoFo Notices Limited
7th Floor
CityPoint
One Ropemaker Street
London EC2Y 9AW
Attention:   Chief Executive Officer
Facsimile:  +44 (0) 20 7496 8500

If to Isis, to:

Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: Executive Vice President and CFO
Facsimile: +1 (760) 603-4650

with a copy to:

Attention:  General Counsel
Facsimile: +1 (760) 268-4922

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 14.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Section 14.6    Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 14.7    Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

Section 14.8    Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

Section 14.9    Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 14.10  No Benefit to Third Parties.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than Isis and Atlantic and their respective successors and permitted assigns except as otherwise expressly provided in Section 12. Except as expressly provided in Section 12, no person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right to enforce any terms of this Agreement which expressly or by implication confers a benefit on that person without the prior written agreement of the Parties which agreement must refer to this Section 14.10.

Section 14.11  Further Assurance.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

Section 14.12  Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereunder if such delay or non-performance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use Commercially Reasonable Efforts to resume performance of its obligations.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Atlantic Healthcare (UK) Limited		Isis Pharmaceuticals, Inc.

Per:	/s/ Toby Wilson Waterworth	Per:	/s/ Stanley T. Crooke, M.D., Ph.D.

Toby Wilson Waterworth		Stanley T. Crooke, M.D., Ph.D.
Director		Chief Executive Officer

APPENDIX 1

Definitions

“Affiliate” of a Party means any other party that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of a party, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Agreement” means this document including any and all schedules, appendices and other addendum to it as may be added and/or amended from time to time in accordance with the provisions of this document.

“Alicaforsen” means the compound known by the USAN name “Alicaforsen,” which is also known as ISIS 2302.

“Alicaforsen API” means Alicaforsen in bulk form manufactured in accordance with cGMP.

Alicaforsen Patents” means (i) the Patents listed on Appendix 2, and (ii) all Patents issuing from the Patents in (i), and (iii) any other Patent Controlled by Isis during the term of this Agreement which covers the composition, formulation or use of Alicaforsen but excluding always the Patents within Excluded Isis IP and the ICAM-1 Specific Patents.

 “Alicaforsen Product” means a pharmaceutical preparation in any formulation comprising Alicaforsen.

“Applicable Law” means all applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Atlantic Equity Securities” has the meaning set forth in Section 6.2.2.

“Atlantic Healthcare” means that company incorporated in England and Wales with company registration no. 5878612 whose registered address is Maple House, Birdbrook, Halstead, Essex CO9 4BB.

“Authorized Disclosure” means a disclosure of Confidential Information by the receiving Party to the extent that such disclosure is:

(i)  made in response to a valid order of a court of competent jurisdiction; provided, however, that such receiving Party will first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)       otherwise required to comply with Applicable Laws, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA or any other stock exchange or which securities of either Party may be listed) provided, however, to the extent possible bearing in mind such Applicable Laws and subject to the next subsequent sentence of this paragraph, the receiving Party shall provide the other Party with a copy of the proposed text of such statements or disclosure five (5) Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, unless a shorter review time is agreed.  If the compliance with an Applicable Law requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant competent authority and shall provide the other Party with a copy of the proposed filings at least ten (10) Business Days prior to filing for the other Party to review any such proposed filing.  Each Party agrees that it will obtain its own legal advice with regard to its compliance with Applicable Laws and will not rely on any statements made by the other receiving Party relating to such laws;

(iii)      made by such receiving Party to the Regulatory Authorities as necessary for (a) the development or commercialization of a Product in a particular country, or (b) as required in connection with any filing, application or request for Regulatory Approval in a particular country and in either case to the extent consistent with the licenses granted under the terms of this Agreement;

(iv)      made by the receiving Party, in connection with the performance of this Agreement, to Affiliates sublicensees, licensors, licensees, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

(v)       made by the receiving Party to existing or potential acquirers; existing or potential pharmaceutical collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(vi)          made by the receiving Party to its legal advisers for the purpose of seeking advice.

“Business Day” means 9.00am to 5.00pm local time on any day, other than Saturday, Sunday or any statutory holiday or public holiday in the United States or England and Wales.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“cGMP” means current Good Manufacturing Practices as specified in ICH Guideline Q7A, the United States Code of Federal Regulations, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Commercially Reasonable Efforts” (i) in respect of Atlantic means efforts and resources commonly used in the biotechnology industry by companies at a similar stage of development for products of similar commercial potential to develop and commercialize a product owned by such a company or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential to the Product in question and taking into account the patent and other proprietary position of the product; and (ii) in respect of Isis means efforts and resources commonly used by biotechnology companies of a similar size to Isis based on market capitalization to develop a product owned by such a company or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential to the Product in question and taking into account the patent and other proprietary position of the product.  Promptly following the meeting with the FDA to discuss the registration strategy for a pouchitis indication, Atlantic and Isis will agree on the Development Timeline to be included in Appendix 5. Atlantic’s meeting of such Development Timeline in Appendix 5 and Isis’ provision of the Candidate Pool to Atlantic in accordance with the Work Plan will be deemed to be examples of using Commercially Reasonable Efforts; provided, however, that a failure to meet such Development Timeline will not be dispositive of a failure to use Commercially Reasonable Efforts.

“Committee Members” has the meaning set forth in Section 3.2.

“Candidate Pool” has the meaning set forth in Section 4.1.1.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.

Exceptions. Notwithstanding the foregoing, information or know-how of a Party will not be deemed Confidential Information for purposes of this Agreement if such information or know-how:

(a)       was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;
(b)       was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party;
(c)       became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;
(d)       was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or
(e)       was independently discovered or developed prior to disclosure by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party.

“Control” means, with respect to any Patent or other intellectual property right, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license, sublicense or other right to or under, such Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional financial or other obligation to a Third Party except the obligations specifically described in Section 6.7.

“Cumulative Net Sales” means the total cumulative amount of Net Sales calculated separately for each of the Alicaforsen Products and each of the Second Generation ICAM-1 Products, from the first date that each respective Product was approved for commercialization by a Regulatory Authority.  For purposes of clarity, the Net Sales for any Second Generation ICAM-1 Products will not be taken into consideration when calculating Cumulative Net Sales for Alicaforsen Products, and vice versa.

“Discontinuance” means the occurrence of any one of the following:

1. Atlantic voluntarily elects to abandon researching, developing and/or commercializing all Products, as evidenced by a written communication from an authorized officer of Atlantic to Isis; or

2.  Atlantic fails to use Commercially Reasonable Efforts and the Quality Standard to develop and commercialize at least one Product.

 “Discontinued Patent” has the meaning set forth in Section 9.1.4.

“DMF” has the meaning set forth in Section 3.6.1.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“Equity Cap” means [***]% of the issued and outstanding share capital of Atlantic (on an as-issued, post financing basis).

“Excluded Isis IP” means all know how and Patents Controlled by Isis on the Effective Date and at any time during the term of the Agreement other than (A) Alicaforsen Patents, (B) ICAM-1 Specific Patents, (C) Isis Core Technology Patents, (D) Second Generation ICAM-1 Product-Specific Patents, (E) Isis Data, (F) Isis Manufacturing Know How, and (G) Second Generation Isis Data.  For clarity, Excluded Isis IP include any know how and Patents Controlled by Isis which cover Isis’ (i) formulation and delivery technology (save as expressly claimed in the Alicaforsen Patents, ICAM-1 Specific Patents, Second Generation ICAM-1 Product-Specific Patents and Isis Manufacturing Know How), (ii) RNAi technologies, (iii) microRNA technologies, and (iv) chemical modifications and motifs other than Isis MOE Gapmer Chemistry, and (v) the Excluded Manufacturing IP.

“Excluded Manufacturing IP” means all Patents and know how (including any and all information directly relating to manufacturing methods (including related analytical methods) of Alicaforsen API) Controlled by Isis on the Effective Date and at any time during the term of the Agreement which claim the manufacturing process by which Isis manufactures Alicaforsen API.

“Existing Royalties” has the meaning set forth in Section 6.4.3.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of a Product by Atlantic, its Affiliates or a sublicensee to a Third Party in a particular country after Regulatory Approval has been obtained.

“[***]” means a chronic disorder of the [***], including without limitation, [***] or [***].

“ICAM-1” means intercellular adhesion molecule-1 (also called CD54).

“ICAM-1 Specific Patents” means (i) the Patents listed on Appendix 3 (ii) all Patents issuing therefrom, and (iii) any other Patents Controlled by Isis during the term of this Agreement which cover the composition, formulation or use of Alicaforsen Products

*** CONFIDENTIAL TREATMENT REQUESTED

or Second Generation ICAM-1 Products, but excluding always the Alicaforsen Patents, the Second Generation ICAM-1 Product-Specific Patents and the Patents within Excluded Isis IP.

“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, as amended from time to time.

“[***]” means a formulation and excipient system and technologies that delivers a drug compound into the human body by [***] directly into the [***] to achieve a local or systemic therapeutic effect.

“Initiation of Phase I Clinical Trial” means the first visit by the first human patient in a Phase I Clinical Trial during which dosing of Product or placebo occurs.

“Initiation of Pivotal Quality Clinical Trial” means the first visit by the first patient in a Pivotal Quality Clinical Trial during which dosing of Product or placebo occurs.

“Isis Background IP” has the meaning set forth in Section 13.6.1.

“Isis Background Know How” has the meaning set forth in Section 13.6.1.

“Isis Core Technology Patents” means Patents Controlled by Isis on the Effective Date that are necessary for the development and commercialization of the Product, but does not include (A) Alicaforsen Patents, (B) ICAM-1 Specific Patents, (C) Second Generation ICAM-1 Product-Specific Patents, or (D) Patents Controlled by Isis that claim, and only to the extent that they claim, Excluded Isis IP.

“Isis Data” has the meaning set forth in Section 2.2.1.

“Isis Database” has the meaning set forth in Section 3.3.1.

 “Isis Manufacturing Know How” has the meaning set forth in Section 2.2.1.

“JDC” has the meaning set forth in Section 3.2.

“Losses” has the meaning set forth in Section 12.1.

“Major Market” means the [***], [***], [***], [***], [***], [***], [***] and [***].

“Manufacturing Agreement” has the meaning set forth in Section 3.6.1.

“MOE Gapmer” means a single stranded antisense Phosphorothioate oligonucleotide of 15-30 nucleotides wherein all of the backbone linkages are modified by adding a sulfur at the non-bridging oxygen (Phosphorothioate) and a stretch of at least 10 consecutive nucleotides remain unmodified (deoxy sugars) and the remaining nucleotides contain an O’ – methyl O’ – ethyl substitution at the 2’ position.

*** CONFIDENTIAL TREATMENT REQUESTED

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain Regulatory Approval for commercial product in the United States or an equivalent application for regulatory approval in other Major Market countries.

“Net Sales” means the gross invoiced price charged by Atlantic or its Affiliates or sublicensees, as appropriate, for the sale of a Product to a Third Party by Atlantic, its Affiliates or its sublicensees, as appropriate, less the following deductions:

(i)       Trade and quantity discounts actually granted;

(ii)      Credits for returns or allowances;

(iii)     Actual uncollectible amounts for Product where collectibility is determined in accordance with IFRS consistently applied to all of Atlantic’s products;

(iv)     Freight, shipping insurance and other transportation expenses directly related to the sale of the Product (if actually borne by Atlantic, its Affiliates or sublicensees without reimbursement from any Third Party);

(v)      The amount of any sales tax or other taxes assessed directly on the sale of such Product which is not refunded; and

(vi)     Charge back payments or rebates granted to managed health care organizations or federal, state and local governments, their agencies, purchasers and reimburses.

The transfer of Product by Atlantic or one of its Affiliates to another Affiliate shall not be considered a sale.  Upon the sale or other disposal of Product for other than monetary consideration , which sales price is either customary or is reasonably expected in the country in which such sale is made, such sale or other disposal shall be deemed to be a sale with the consideration for such sale constituting Net Sales hereunder  at the average sales price during the applicable reporting period generally achieved (or as achieved by similar products) for such Product in the country in which such sale or other disposal occurred when such Product is sold alone and not with other products. Disposal of Product for or use of Product in clinical trials or as free samples shall not be deemed a sale under this Section.  Such amounts shall be determined from the books and records of Atlantic maintained in accordance with IFRS, consistently applied.

Where Product contains Alicaforsen API or a Second Generation ICAM-1 ASO Drug Candidate and is sold in combination with one or more other active ingredient(s) that are sold either as a fixed dose or as separate doses in a single package  for a single price (a “Combination Product”), Net Sales will be determined as follows:

(X divided by Y) multiplied by Z

where X is the average sales price during the applicable reporting period generally achieved for the Product in the country in which such sale or other disposal occurred when such Product is sold alone and not as a Combination Product; Y is the sum of the average sales price during the applicable reporting period generally achieved in that country, when sold alone, by each product (including the Product) included in the Combination Product that is sold for the single price; and Z equals the single price at which the Combination Product represented in Y was actually sold.  In the event one or more of the products in the Combination Product are not sold separately, the Parties shall confer in good faith to determine a fair market price that shall be equitable for the value of the Product within the Combination Product.

 “Notice” has the meaning set forth in Section 4.1.2.

“[***]” means a formulation and excipient system and technologies to deliver a drug compound to the [***] to achieve a local or systemic therapeutic effect.

“Patents” will include (x) all U.S. patents and patent applications, (y) any substitutions, divisions, continuations, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (z) any foreign or international equivalent of any of the foregoing.

“Patent Term Extensions” has the meaning set forth in Section 9.1.6.

“Phase I Clinical Trial” means the initial clinical testing of a Product in humans (first-in-humans study).

“Pivotal Quality Clinical Trial” means a human clinical trial of a Product designed to be of a size and statistical power to support an NDA filing alone or in combination with other studies.  If it is unclear whether or not a study design will be sufficient to support an NDA filing (other than by virtue of the uncertainty of safety and efficacy data from that trial) the study will be deemed to be a Pivotal Quality Clinical Trial on the initiation of activities to support an NDA filing.  A Phase III clinical study will be deemed to be a Pivotal Quality Clinical Trial.

“Positive Pouchitis Clinical Trial” means a clinical study of Alicaforsen Product in humans conducted by Atlantic in accordance with this Agreement that is directed to the treatment of pouchitis, which meets the study’s primary endpoint(s).

“Product” means (i) an Alicaforsen Product and, (ii) at such time as Isis grants to Atlantic the licenses in Section 4.1.3 of the Agreement, a Second Generation ICAM-1 Product, or (iii) both, which Atlantic or its Affiliates are developing or commercializing under this Agreement or that is being developed or commercialized under a Sublicense.

“Quality Standard” means, with respect to research, development, manufacture or commercialization of the Candidate Pool, the Second Generation ICAM-1 ASO Drug Candidate or a Product, the standard of care, quality, and professional competence commonly used in the biotechnology industry for products of similar commercial potential at a similar stage in its lifecycle.

*** CONFIDENTIAL TREATMENT REQUESTED

“Regulatory Approval” means (a) in the United States, approval by the FDA of an NDA, or similar application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in a Major Market other than the United States, approval by Regulatory Authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements (if any).

“Regulatory Authority” means any applicable government entities regulating or otherwise exercising authority with respect to the development and commercialization of the Product.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

 “Royalty Due Dates” means the last working days of March, June, September and December of each and every year during which this Agreement remains in full force and effect.

“Second Generation Development Plan” has the meaning set forth in Section 4.1.2.

“Second Generation ICAM-1 ASO Drug Candidate” means a MOE Gapmer targeted to ICAM-1 that is selected by Atlantic under Section 4.1.2 of the Agreement.

“Second Generation ICAM-1 Products” means pharmaceutical preparation(s) comprising the Second Generation ICAM-1 ASO Drug Candidate.

“Second Generation ICAM-1 Product-Specific Patents” means any Patent that is Controlled by Isis on, before or after Atlantic makes its election under Section 4.1.2 of this Agreement, that (i) claims the specific composition of matter of a Second Generation ICAM-1 ASO Drug Candidate, or (ii) methods of using such Second Generation ICAM-1 ASO Drug Candidate as a therapeutic.

“Second Generation ICAM-1 Research Program” has the meaning set forth in Section 4.1.1.

“Second Generation Isis Data” has the meaning set forth in Section 4.1.4.

“SSEA Execution Date” has the meaning set forth in Section 6.1.1.

“Sublicense” means a sublicense from Atlantic to a Third Party under the Alicaforsen Patents or the ICAM-1 Patents or the Second Generation ICAM-1 Product-Specific Patents to develop, use, sell, offer for sale, have sold and/or import any Product.

 “Sublicense Revenue” means any consideration that Atlantic receives from a sublicensee in consideration for a grant of any Sublicense, including, but not limited to, license fees, milestone payments, and license maintenance fees, but excluding: (i) royalties on Net Sales of Products, (ii) payments made in consideration of equity or debt securities of Atlantic at fair market value and (iii) payments specifically committed to reimburse Atlantic for the direct cost of research and development.  If Atlantic receives any non-cash Sublicense Revenue, Atlantic will pay Isis, at Isis’ election, either (x) a cash payment equal to the fair market value of Isis’ appropriate portion of the Sublicense Revenue or (y) the in-kind portion, if practicable, of the Sublicense Revenue.  For purposes of calculating Sublicense Revenue, a series of Sublicenses to the same sublicensee or related sublicensees will be aggregated to constitute a single Sublicense.

“Subscription and Share Exchange Agreement” has the meaning set forth in Section 6.1.1.

“Term” has the meaning set forth in Section 10.1.

“Third Party” means any party other than Isis or Atlantic or their respective Affiliates.

“Valid Claim” means a claim of a Patent which (i) in the case of any granted, unexpired United States or foreign Patent, shall not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, is being prosecuted in good faith and shall not have been permanently cancelled, withdrawn, or abandoned provided that no more than eight (8) years have passed since the earliest priority date for such application.

“Valid Composition of Matter Claim” means a Valid Claim of a Patent in a given country that covers the structure of the compound comprising the active pharmaceutical ingredient in the Product (be it Alicaforsen API or Second Generation ICAM-1 ASO Candidate Drug) as opposed to its process of manufacture, use or method of treatment.

“Work Plan” has the meaning set forth in Section 4.1.1.

APPENDIX 2

ALICAFORSEN PATENTS

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APPENDIX 3

ICAM-1 SPECIFIC PATENTS

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APPENDIX 4

ISIS CORE TECHNOLOGY PATENTS

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APPENDIX 5

DEVELOPMENT TIMELINE

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APPENDIX 6

ATLANTIC EQUITY SECURITIES CAPITALIZATION TABLE

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